Exhibit 99.1

ITT Reports Solid 2015 Third-Quarter Results

Company raises full-year GAAP EPS guidance; maintains adjusted EPS, and revenue guidance

Sees benefits from continued effective management of net asbestos liability

GAAP Results:

  Revenue down 8% to $602 million
  Segment operating margin at 14.1%
  EPS increased to $1.07

Adjusted Results:

  Organic revenue down 2%
  Segment operating margin at 15%
  EPS of $0.63

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 30, 2015--ITT Corporation (NYSE: ITT) today reported 2015 third-quarter financial results, including solid adjusted operating margins, that reflected strong net operating productivity and effective cost containment in a challenging macroeconomic environment.

On a GAAP basis, the company delivered revenue of $602 million in the third quarter, reflecting an 8 percent decline, primarily due to unfavorable foreign exchange. GAAP segment operating margins declined 30 basis points to 14.1 percent primarily due to unfavorable foreign exchange and negative pricing impacts, which were partially offset by strong operating productivity and benefits from proactive restructuring. Third-quarter GAAP EPS increased to $1.07, compared with $0.87 in the prior year, primarily due to the successful resolution of a federal tax audit.

On an adjusted basis, organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) decreased 2 percent, reflecting declines in the global general industrial and the upstream and midstream oil and gas markets, as well as weakness in the global rail market, which more than offset share gains and aftermarket growth in automotive brake pads.

Adjusted segment operating income declined 9 percent, as strong net operating productivity, including restructuring benefits from proactive actions, was more than offset by unfavorable foreign exchange of $10 million, negative pricing impacts, and operational disruption costs due to the relocation of certain connectors operations within North America. Adjusted segment operating income, excluding the negative impact from foreign exchange, grew 1 percent in the quarter.

Adjusted EPS, which excludes special items, decreased 5 percent to $0.63, as solid segment operational performance, lower corporate costs, including efficiencies and lower environmental costs, and a lower share count were more than offset by unfavorable foreign exchange. Adjusted EPS, excluding the negative impact from foreign exchange, grew 8 percent in the quarter.

“Despite the persistent headwinds from foreign exchange and global oil and gas and industrial markets, we continued our track record of execution and delivered solid operating margins in the quarter,” said Denise Ramos, Chief Executive Officer and President. “We are consistently seeing the benefits from driving productivity, proactively restructuring our operations and actively controlling our costs.

“In addition, we are deploying our capital to position us for long-term success, including acquiring close-to-core businesses such as Hartzell Aerospace in the second quarter and Wolverine Advanced Materials early in the fourth quarter. And, we are also continuing to effectively manage our net asbestos liability, resulting in improved cash flow projections and a significant 15 percent reduction in the net liability in 2015.

“As we continue to manage those areas over which we have control, we remain mindful of the ongoing volatility in the global macroeconomic environment and the impact these conditions will continue to have on our businesses. As we look ahead to the remainder of the year and into 2016, we will continue our strong focus on optimizing and aligning our businesses and their respective cost structures in order to drive enhanced long-term value for shareowners.”

2015 Third-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  Third-quarter GAAP revenue decreased 8 percent to $271 million. Third-quarter GAAP operating income increased 10 percent to $34 million.
  Organic revenue decreased 1 percent, reflecting strength in industrial project pumps and short-cycle baseline pumps and valves, due to solid backlog entering the year, offset by declines in aftermarket sales due to the impact of delayed customer maintenance.
  Adjusted operating income increased 10 percent to $36 million as strong net operating productivity, including restructuring benefits and cost containment actions, was partially offset by negative pricing impacts and negative mix shift.
  The business also expanded adjusted segment operating margins by 220 basis points, reflecting benefits from ongoing actions to optimize Industrial Process to better leverage previous investments, including reorganizing into three more focused verticals, which drives improved execution while lowering the structural cost base.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  Third-quarter GAAP revenue decreased 9 percent to $180 million. Third-quarter GAAP operating income decreased 10 percent to $33 million.
  Organic revenue increased 4 percent due to strength in global automotive brake pads, reflecting global volume growth with Original Equipment Manufacturers, partially offset by negative pricing impacts, and aftermarket growth due to an anticipated shift in an independent aftermarket customer’s order patterns. Organic revenue growth was partially offset by softness in the global rail market.
  Third-quarter adjusted operating income decreased 4 percent to $35 million, reflecting higher volume and net operating productivity, which was more than offset by $6 million of unfavorable foreign exchange and negative pricing impacts. Adjusted operating income, before the negative impact from foreign exchange, grew 13 percent in the quarter.

Interconnect Solutions designs and manufactures connectors and interconnects for the oil and gas, industrial and transportation, and aerospace and defense markets.

  Third-quarter GAAP revenue decreased 16 percent to $83 million. Third-quarter GAAP operating results decreased 68 percent to $4 million.
  Organic revenue declined 11 percent due to weakness in the general industrial and upstream oil and gas connector markets, as well as delayed shipments caused by disruption impacts due to the relocation of certain operations within North America.
  Adjusted operating income declined 68 percent to $5 million, as savings from restructuring initiatives were more than offset by impacts from operational disruptions due to the relocation of certain operations within North America and volume declines in high-margin oil and gas connectors.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets, as well as aerospace environmental control system components.

  Third-quarter GAAP revenue decreased 1 percent to $70 million, which included revenue from the acquired Hartzell Aerospace business of $9 million. Third-quarter GAAP operating income decreased 11 percent to $14 million.
  Organic revenue decreased 11 percent, due to industrial declines driven by softness in China and a difficult prior-year comparison in North America, as well as declines in the aerospace aftermarket.
  Adjusted operating income decreased 6 percent to $15 million, as net operating productivity, lower compensation costs and the impact of the Hartzell Aerospace acquisition were more than offset by lower volume, unfavorable mix shift due to lower aerospace aftermarket, and incremental strategic investments.

Annual Asbestos Remeasurement

In the third quarter, ITT recognized a $45 million pre-tax benefit as a result of its annual remeasurement of its asbestos liability and related insurance asset. This benefit reflects lower acceptance rates and lower recent average settlement values. The benefit was recognized as a special item and was excluded from adjusted results.

The company also projects a favorable $5 million decrease in the net annual average (years 6-10) after-tax cash outflow projections versus prior projections primarily due to benefits from a single firm defense strategy implemented in the second quarter of 2015. This strategy has contributed to a 15 percent year-to-date reduction in the company’s net liability in 2015.

2015 Guidance

The company is maintaining its previously announced full-year GAAP revenue guidance and raising its GAAP EPS guidance. GAAP EPS is now expected to be in the range of $3.07 to $3.33. GAAP revenue is expected to be down 9 percent to down 7 percent year-over-year.

The previously announced adjusted full-year EPS and organic revenue guidance is being maintained. On an adjusted basis, the company continues to expect EPS to be in the range of $2.45 to $2.55 and organic revenue is expected to range from down 3 percent to down 1 percent.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Friday, Nov. 13, 2015, at midnight.

For a reconciliation of GAAP to non-GAAP results, please click here.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2014 revenues of $2.7 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months		Nine Months
For the Periods Ended September 30,	2015	2014	2015	2014
Revenue	$601.9	$657.1	$1,818.8	$1,994.6
Costs of revenue	407.0	437.2	1,211.0	1,345.1
Gross Profit	194.9	219.9	607.8	649.5
General and administrative expenses	60.2	69.1	186.8	216.3
Sales and marketing expenses	43.1	53.5	139.2	165.1
Research and development expenses	18.0	20.1	55.2	56.4
Asbestos-related benefit, net	(30.3)	(42.5)	(99.7)	(10.8)
Operating Income	103.9	119.7	326.3	222.5
Interest and non-operating (income) expenses, net	(4.0)	0.7	(2.5)	2.3
Income from continuing operations before income tax expense	107.9	119.0	328.8	220.2
Income tax expense	11.4	38.0	53.0	63.4
Income from continuing operations	96.5	81.0	275.8	156.8
Income (loss) from discontinued operations	34.2	(0.3)	39.3	(4.2)
Net Income	130.7	80.7	315.1	152.6
Less: Income attributable to noncontrolling interests	-	0.4	-	1.8
Net Income attributable to ITT Corporation	$130.7	$80.3	$315.1	$150.8
Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	$96.5	$80.6	$275.8	$155.0
Income (loss) from discontinued operations, net of tax	34.2	(0.3)	39.3	(4.2)
Net Income	$130.7	$80.3	$315.1	$150.8

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$1.08	$0.88	$3.07	$1.69
Discontinued operations	0.38	-	0.44	(0.04)
Net income	$1.46	$0.88	$3.51	$1.65

Diluted:
Continuing operations	$1.07	$0.87	$3.04	$1.67
Discontinued operations	0.38	(0.01)	0.43	(0.05)
Net income	$1.45	$0.86	$3.47	$1.62

Weighted average common shares - basic	89.4	91.6	89.9	91.5
Weighted average common shares - diluted	90.3	92.9	90.8	92.9

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$504.9	$584.0
Receivables, net	567.8	500.1
Inventories, net	299.7	302.3
Other current assets	198.7	249.8
Total current assets	1,571.1	1,636.2
Plant, property and equipment, net	414.4	443.9
Goodwill	622.7	632.1
Other intangible assets, net	106.6	91.4
Asbestos-related assets	342.4	374.0
Deferred income taxes	272.5	304.1
Other non-current assets	148.6	149.8
Total non-current assets	1,907.2	1,995.3
Total assets	$3,478.3	$3,631.5
Liabilities and Shareholders' Equity
Current Liabilities:
Commercial paper	$10.5	$-
Accounts payable	291.9	309.6
Accrued liabilities	414.8	465.8
Total current liabilities	717.2	775.4
Asbestos-related liabilities	961.2	1,116.6
Postretirement benefits	238.8	249.7
Other non-current liabilities	194.2	269.5
Total non-current liabilities	1,394.2	1,635.8
Total liabilities	$2,111.4	$2,411.2
Total ITT Corporation shareholders' equity	1,363.3	1,214.9
Noncontrolling interests	3.6	5.4
Total shareholders' equity	1,366.9	1,220.3
Total liabilities and shareholders' equity	$3,478.3	$3,631.5

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

For the Nine Months Ended September 30,	2015	2014
Operating Activities
Net income	$315.1	$152.6
Less: Income (loss) from discontinued operations	39.3	(4.2)
Less: Income attributable to noncontrolling interests	-	1.8
Income from continuing operations - ITT Corporation	275.8	155.0
Adjustments to income from continuing operations:
Depreciation and amortization	63.1	64.2
Stock-based compensation	11.1	10.8
Asbestos-related benefit, net	(99.7)	(10.8)
Asbestos-related payments, net	(15.2)	(8.9)
Changes in assets and liabilities:
Change in receivables	(77.2)	(93.5)
Change in inventories	(6.3)	(6.3)
Change in accounts payable	(0.4)	1.2
Change in accrued expenses	(26.1)	4.1
Change in accrued and deferred income taxes	21.9	5.0
Other, net	0.1	11.1
Net Cash - Operating Activities	147.1	131.9
Investing Activities
Capital expenditures	(64.2)	(74.4)
Acquisitions, net of cash acquired	(53.5)	(2.8)
Purchases of investments	(73.0)	(165.1)
Maturities of investments	68.2	207.0
Proceeds from sale of businesses and assets	8.6	3.4
Proceeds from insurance recovery	2.5	-
Other, net	-	(0.6)
Net Cash - Investing Activities	(111.4)	(32.5)
Financing Activities
Short-term debt, net	10.5	(38.0)
Long-term debt, repaid	(2.1)	(1.2)
Repurchase of common stock	(83.9)	(25.5)
Proceeds from issuance of common stock	5.5	14.3
Dividends Paid	(21.6)	(20.4)
Excess tax benefit from equity compensation activity	3.2	8.4
Other, net	(1.8)	(1.5)
Net Cash - Financing Activities	(90.2)	(63.9)
Exchange rate effects on cash and cash equivalents	(23.9)	(15.1)
Net Cash – Operating activities of discontinued operations	(0.7)	(5.1)
Net change in cash and cash equivalents	(79.1)	15.3
Cash and cash equivalents - beginning of year	584.0	507.3
Cash and cash equivalents - end of period	$504.9	$522.6

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for the current and prior periods.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude special items that include but are not limited to, restructuring and realignment costs, asset impairment charges, repositioning costs, certain acquisitions-related expenses, and other unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, but may not be related to the Company's ongoing operations and performance. Adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations attributable to ITT Corporation and income from continuing operations attributable to ITT Corporation per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related costs, repositioning costs, restructuring and realignment costs, asset impairment charges, certain acquisition-related expenses, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits on an after-tax basis that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring actions, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation Reported vs. Organic Revenue / Order Growth Third Quarter 2015 & 2014 (In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
	3M 2015	3M 2014	Change 2015 vs. 2014	% Change 2015 vs. 2014	Acquisition / Divestitures 3M 2015	FX Impact 3M 2015	Change Adj. 2015 vs. 2014	% Change Adj. 2015 vs.2014

Revenues
ITT Corporation - Consolidated	601.9	657.1	(55.2)	(8.4%)	7.1	(50.8)	(11.5)	(1.8%)

Industrial Process	270.6	292.7	(22.1)	(7.6%)	0.0	(20.0)	(2.1)	(0.7%)
Motion Technologies	179.9	197.0	(17.1)	(8.7%)	0.0	(25.2)	8.1	4.1%
Interconnect Solutions	82.8	98.4	(15.6)	(15.9%)	0.0	(5.2)	(10.4)	(10.6%)
Control Technologies	69.8	70.7	(0.9)	(1.3%)	7.1	(0.4)	(7.6)	(10.7%)

Orders
Total Segment Orders	530.4	688.7	(158.3)	(23.0%)	6.4	(49.6)	(115.1)	(16.7%)

Industrial Process	208.9	325.3	(116.4)	(35.8%)	0.0	(18.5)	(97.9)	(30.1%)
Motion Technologies	177.5	203.9	(26.4)	(12.9%)	0.0	(25.9)	(0.5)	(0.2%)
Interconnect Solutions	83.5	92.7	(9.2)	(9.9%)	0.0	(4.8)	(4.4)	(4.7%)
Control Technologies	62.1	68.0	(5.9)	(8.7%)	6.4	(0.4)	(11.9)	(17.5%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
Third Quarter 2015 & 2014
(In Millions)

	3M 2015 As Reported	3M 2015 Special Items		3M 2015 As Adjusted	3M 2014 As Reported	3M 2014 Special Items		3M 2014 As Adjusted	% Change As Reported 2015 vs. 2014		% Change As Adjusted 2015 vs. 2014

Revenue:
Industrial Process	270.6			270.6	292.7			292.7	(7.6%)		(7.6%)
Motion Technologies	179.9			179.9	197.0			197.0	(8.7%)		(8.7%)
Interconnect Solutions	82.8			82.8	98.4			98.4	(15.9%)		(15.9%)
Control Technologies	69.8			69.8	70.7			70.7	(1.3%)		(1.3%)
Intersegment eliminations	(1.2)			(1.2)	(1.7)			(1.7)
Total Revenue	601.9			601.9	657.1			657.1	(8.4%)		(8.4%)

Operating Margin:
Industrial Process	12.6%	70	BP	13.3%	10.6%	50	BP	11.1%	200	BP	220	BP
Motion Technologies	18.3%	120	BP	19.5%	18.5%	10	BP	18.6%	(20)	BP	90	BP
Interconnect Solutions	4.3%	130	BP	5.6%	11.4%	300	BP	14.4%	(710)	BP	(880)	BP
Control Technologies	20.1%	100	BP	21.1%	22.2%	-	BP	22.2%	(210)	BP	(110)	BP
Total Operating Segments	14.1%	90	BP	15.0%	14.4%	70	BP	15.1%	(30)	BP	(10)	BP

Income (loss):
Industrial Process	34.0	1.9		35.9	31.0	1.6		32.6	9.7%		10.1%
Motion Technologies	33.0	2.1		35.1	36.5	0.1		36.6	(9.6%)		(4.1%)
Interconnect Solutions	3.6	1.0		4.6	11.2	3.0		14.2	(67.9%)		(67.6%)
Control Technologies	14.0	0.7		14.7	15.7	0.0		15.7	(10.8%)		(6.4%)
Total Segment Operating Income	84.6	5.7		90.3	94.4	4.7		99.1	(10.4%)		(8.9%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, certain costs associated with the Wolverine acquisition, restructuring and realignment costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Third Quarter of 2015 & 2014
(In Millions, except per share amounts)

	Q3 2015 As Reported	Non-GAAP Adjustments		Q3 2015 As Adjusted	Q3 2014 As Reported	Non-GAAP Adjustments		Q3 2014 As Adjusted	2015 vs. 2014 As Adjusted	Percent Change 2015 vs. 2014 As Adjusted

Segment Operating Income	84.6	5.7	#A	90.3	94.4	4.7	#A	99.1

Interest Income (Expense)	3.1	(3.4)	#B	(0.3)	(0.2)	-		(0.2)
Other Income (Expense)	0.9	(1.6)	#C	(0.7)	(0.5)	-		(0.5)
Corporate (Expense)	19.3	(30.3)	#D	(11.0)	25.3	(38.4)	#D	(13.1)

Income from Continuing Operations before Tax	107.9	(29.6)		78.3	119.0	(33.7)		85.3

Income Tax Benefit (Expense)	(11.4)	(10.0)	#E	(21.4)	(38.0)	14.8	#E	(23.2)

Income from Continuing Operations	96.5	(39.6)		56.9	81.0	(18.9)		62.1

Less: Non Controlling Interest	-	-		-	0.4	-		0.4

Income from Continuing Operations - ITT Corporation	96.5	(39.6)		56.9	80.6	(18.9)		61.7

EPS from Continuing Operations	1.07	(0.44)		0.63	0.87	(0.21)		0.66	(0.03)	(4.5%)

Note: Amounts may not calculate due to rounding.
#A -	2015 segment operating income includes restructuring and realignment costs ($3.2M), Hartzell backlog amortization ($0.4M), and acquisition costs related to Wolverine ($2.1M).
#A -	2014 segment operating income includes restructuring and realignment costs ($4.7M).

#B -	2015 Interest income related to update in uncertain tax position principally due to favorable resolution of IRS Audit.

#C -	2015 Other income related to recognition of receivable entitled under the Tax Matters Agreement.

#D -	2015 corporate (expense) includes net asbestos related income of ($30.3M).
Note: ($30.3M) net asbestos related income includes adjustment to maintain 10 year accrual ($15.7M), remeasurement income ($44.8M) and ($1.2M) for a settlement with an insurance carrier.
#D -	2014 corporate (expense) includes repositioning, re-alignment and restructuring costs ($4.1M); net asbestos related income ($42.5M).
Note: ($42.5M) net asbestos related income includes adjustment to maintain 10 year accrual ($16.3M) and remeasurement income ($58.8M).

#E -	2015 includes various tax-related special items including changes in tax benefit related to the closing of the IRS Audit ($18.0M), offset by the tax expense of other operating special items ($8.0M).
#E -

2014 includes various tax-related special items including tax impact of change in valuation allowance assessment ($0.3M), change in uncertain tax position ($0.7M), and U.S. tax on foreign earnings of ($0.5M), in addition to the tax impact of the operating special items.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
Third Quarter 2015 & 2014
(In Millions)

	9M 2015	9M 2014

Net Cash - Operating Activities	147.1	131.9

Capital Expenditures	64.2	74.4

Free Cash Flow	82.9	57.5

Repositioning & Realignment Related Cash Payments, including Capex	2.8	8.8

Restructuring Cash Payments	19.5	13.0

Asbestos Cash Payments, net	15.2	8.9

Adjusted Free Cash Flow	120.4	88.2

Income from Continuing Operations - ITT Corporation	275.8	155.0

Special Items	(96.8)	19.5

Income from Continuing Operations - ITT Corporation, Excluding
Special Items	179.0	174.5

Adjusted Free Cash Flow Conversion	67.3%	50.5%

ITT Corporation Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2015

	2015 Full-Year Guidance
	Low		High

EPS from Continuing Operations - GAAP	$	3.07	$	3.33

Estimated Asbestos Related (Benefit), Net of Tax		(0.55)		(0.59)

	$	2.52	$	2.74

Estimated Restructuring and Realignment Costs, Net of Tax		0.36		0.32

Acquisition Related Costs, Net of Tax		0.12		0.08

Other Special Items, Net of Tax		(0.04)		(0.08)

Other Special Tax Items		(0.51)		(0.51)

EPS from Continuing Operations - Adjusted	$	2.45	$	2.55

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com